Exhibit 99.1

Wright Express Reports Third Quarter 2009 Financial Results

Third Quarter Results Exceed Top End of Guidance; Consistent Vehicle Growth and Stability in Credit Portfolio Position Company to Benefit from Economic Recovery

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--October 28, 2009--Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the three months ended September 30, 2009.

Total revenue for the third quarter of 2009 decreased 20% to $86.6 million from $108.5 million for the third quarter of 2008. Net income to common shareholders on a GAAP basis was $23.4 million, or $0.60 per diluted share, compared with $72.3 million, or $1.82 per diluted share, for the same period last year. On a non-GAAP basis, the Company’s adjusted net income for the third quarter of 2009 was $24.9 million, or $0.63 per diluted share, compared with $21.8 million, or $0.55 per diluted share, for the year-earlier period.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the third quarter of 2009, the Company’s GAAP financial results include an unrealized $100,000 pre-tax, non-cash, mark-to-market loss on these instruments. For the third quarter of 2008, the Company reported an unrealized pre-tax, non-cash, mark-to-market gain on these instruments of $82.4 million.

Exhibit 1 reconciles adjusted net income for the third quarters of 2009 and 2008, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.

Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company’s financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for or superior to disclosure in accordance with GAAP.

Third Quarter 2009 Performance Metrics

  Average number of vehicles serviced increased 3% from the third quarter of 2008 to approximately 4.6 million.
  Total fuel transactions processed declined 7% from the third quarter of 2008 to 67.1 million. Payment processing transactions decreased 4% to 53.0 million, and transaction processing transactions decreased 17% to 14.1 million.

  Average expenditure per payment processing transaction decreased 35% from the third quarter of 2008 to $52.50.
  Average retail fuel price declined 36% to $2.58 per gallon from $4.02 per gallon in the third quarter of 2008.
  Total MasterCard purchase volume grew 31% to $876 million, from $670 million for the third quarter of 2008.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended September 30, 2009. This table is presented as Exhibit 2.

Management Comments on the Third Quarter

“Maintaining focus on growth while managing our business effectively enabled Wright Express to continue delivering strong financial results this quarter, despite economic conditions that remained less than ideal,” said Michael Dubyak, Chairman and CEO. “Revenue and adjusted net income both exceeded the top end of our guidance range.”

“New business again helped offset the contraction in transactions from our existing customer base, and fleet transaction volume was in line with our forecast,” Dubyak said. “Several factors contributed to the positive results this quarter. On the revenue side, we benefited from higher-than-expected MasterCard purchase volumes, fuel prices and late fee income. At the same time, we have continued to be successful in managing credit loss and other operating expenses.”

“Although the macro economy may be showing signs of modest improvement, the current trends in fleet fueling activity suggest that the recovery has not yet extended to many of our existing customers,” said Dubyak. “When it does, the consistent net growth we have achieved in our total vehicle count sets the stage for a solid rebound in transaction volume. In the meantime, we will remain focused on providing greater value to our customers, continuing to gain market share, and deploying our solid cash flow to further strengthen and diversify our business.”

Financial Guidance

Wright Express Corporation is issuing financial guidance for the fourth quarter and raising guidance for the full year 2009. In preparing this guidance, for the fourth quarter of 2009 management is assuming a 5% to 7% year-over-year decline in transaction volume within the Company’s installed base of customers due to weak economic conditions. The guidance below further assumes that credit loss for the fourth quarter of 2009 will range from 25 to 30 basis points. The guidance below does not reflect the impact of any stock repurchases that may occur in 2009.

In addition, the Company’s guidance excludes the impact of non-cash, mark-to-market adjustments on its fuel-price-related derivative instruments, the amortization of purchased intangibles, asset impairment charges and adjustments related to the deferred tax asset and related tax-receivable agreement. The guidance below also excludes the second quarter gain associated with the settlement of a portion of the liability under the tax receivable agreement. The fuel prices referenced below are based on the applicable NYMEX futures price:

  For the fourth quarter of 2009, the Company expects revenue in the range of $76.5 million to $81.5 million. This is based on an assumed average retail fuel price of $2.53 per gallon.
  For the fourth quarter of 2009, the Company expects adjusted net income in the range of $20 million to $22 million, or $0.50 to $0.55 per diluted share, based on approximately 39 million shares outstanding.
  For the full year 2009, the Company expects revenue in the range of $311 million to $316 million. This is based on an assumed average retail fuel price of $2.36 per gallon.

  For the full year 2009, the Company expects adjusted net income in the range of $83 million to $85 million, or $2.12 to $2.17 per diluted share, based on approximately 39 million shares outstanding.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, October 28, 2009, at 10:00 a.m. (ET). The conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be available on the Company's website for approximately three months.

About Wright Express

Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.6 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding: anticipated increases in transaction volume; focus on providing value to our customers; gaining market share; deploying cash flow to further strengthen and diversify our business; and, earnings guidance. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including bank regulators, or possible changes in banking regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economics on fueling patterns and the commercial activity of fleets, as well as other risks and uncertainties identified in Item 1A of the Company’s Annual Report for the year ended December 31, 2008, filed on Form 10-K with the Securities and Exchange Commission on February 27, 2009 and the Company’s subsequent periodic and current reports. The Company’s forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition or disposition. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Service Revenues
Payment processing revenue	$59,871	$83,685	$158,657	$241,205
Transaction processing revenue	4,538	5,326	13,199	14,561
Account servicing revenue	9,540	7,645	27,807	22,656
Finance fees	8,790	8,109	23,133	23,179
Other	3,193	2,958	8,930	8,704

Total service revenues	85,932	107,723	231,726	310,305

Product Revenues
Hardware and equipment sales	710	808	2,718	2,410

Total revenues	86,642	108,531	234,444	312,715

Expenses
Salary and other personnel	18,680	14,604	54,792	50,038
Service fees	7,291	4,923	19,447	15,629
Provision for credit losses	5,667	9,325	12,469	30,544
Technology leasing and support	2,424	2,100	6,821	6,478
Occupancy and equipment	1,960	1,933	6,317	5,783
Depreciation and amortization	5,359	5,216	15,942	14,642
Operating interest expense	2,759	9,581	10,889	27,667
Cost of hardware and equipment sold	638	668	2,394	2,101
Other	5,518	5,779	17,331	17,415

Total operating expenses	50,296	54,129	146,402	170,297

Operating income	36,346	54,402	88,042	142,418

Financing interest expense	(1,355)	(3,006)	(5,423)	(9,123)
Loss on foreign currency transactions	(16)	—	(28)	—
Gain on settlement of portion of amounts due under tax receivable agreement	—	—	136,485	—
Net realized and unrealized gains (losses) on fuel price derivatives	3,687	66,034	(13,770)	(31,876)
Increase in amount due under tax receivable agreement	—	(9,159)	(570)	(9,159)

Income before income taxes	38,662	108,271	204,736	92,260

Income taxes	15,299	35,927	77,206	29,771

Net income	23,363	72,344	127,530	62,489

Changes in available-for-sale securities, net of tax effect of $(42) and
$(63) in 2009 and $10 and $(24) in 2008	78	19	115	(42)
Changes in interest rate swaps, net of tax effect of $(96) and $(912)
in 2009 and $277 and $210 in 2008	167	495	1,575	367
Foreign currency translation	197	(15)	23	(23)

Comprehensive income	$23,805	$72,843	$129,243	$62,791

Earnings per share:
Basic	$0.61	$1.86	$3.33	$1.60
Diluted	$0.60	$1.82	$3.25	$1.57

Weighted average common shares outstanding:
Basic	38,217	38,831	38,324	38,999
Diluted	39,351	39,730	39,359	39,920

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	September 30, 2009	December 31, 2008

Assets
Cash and cash equivalents	$15,904	$183,117
Accounts receivable (less reserve for credit losses of $9,113 in 2009 and $18,435 in 2008)	911,455	702,225
Income taxes receivable	—	7,903
Available-for-sale securities	10,938	12,533
Fuel price derivatives, at fair value	20,149	49,294
Property, equipment and capitalized software (net of accumulated depreciation of
$68,556 in 2009 and $57,814 in 2008)	45,385	44,864
Deferred income taxes, net	182,816	239,957
Goodwill	315,244	315,230
Other intangible assets, net	36,101	39,922
Other assets	17,869	16,810

Total assets	$1,555,861	$1,611,855

Liabilities and Stockholders' Equity
Accounts payable	$348,883	$249,067
Accrued expenses	28,506	34,931
Income taxes payable	160	—
Deposits	421,982	540,146
Borrowed federal funds	40,300	—
Revolving line-of-credit facility	165,700	170,600
Other liabilities	1,696	3,083
Amounts due under tax receivable agreement	110,460	309,366
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock;
0.1 shares issued and outstanding	10,000	10,000

Total liabilities	1,127,687	1,317,193

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 41,102 in 2009
and 40,966 in 2008 shares issued; 38,131 in 2009 and 38,244 in 2008 shares outstanding	411	410
Additional paid-in capital	110,895	100,359
Retained earnings	400,009	272,479
Other comprehensive loss, net of tax:
Net unrealized loss on available-for-sale securities	62	(53)
Net unrealized loss on interest rate swaps	(161)	(1,736)
Net foreign currency translation adjustment	(32)	(55)

Accumulated other comprehensive loss	(131)	(1,844)

Less treasury stock at cost, 2,971 shares in 2009 and 2,722 shares in 2008	(83,010)	(76,742)

Total stockholders' equity	428,174	294,662

Total liabilities and stockholders' equity	$1,555,861	$1,611,855

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Nine months ended September 30,
	2009	2008

Cash flows from operating activities
Net income	$127,530	$62,489
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Fair value change of fuel price derivatives	29,145	(4,652)
Stock-based compensation	4,339	3,914
Depreciation and amortization	16,413	14,950
Loss on sale of available for sale securities	15	—
Gain on settlement of portion of amounts due under tax receivable agreement	(136,485)	—
Deferred taxes	56,166	5,594
Provision for credit losses	12,470	30,544
Loss on disposal of property and equipment	45	66
Impairment of internal-use software	421	—
Changes in operating assets and liabilities, net of effects of acquisitions in 2008:
Accounts receivable	(221,619)	(293,517)
Other assets	(1,530)	(3,192)
Accounts payable	99,795	193,593
Accrued expenses	(3,990)	(1,621)
Income taxes	14,964	2,057
Other liabilities	(1,409)	(1,356)
Amounts due under tax receivable agreement	(62,421)	(4,502)

Net cash (used for) provided by operating activities	(66,151)	4,367

Cash flows from investing activities
Purchases of property and equipment	(13,129)	(12,339)
Purchase of available-for-sale securities	(120)	(4,259)
Maturities of available-for-sale securities	1,871	927
Sale of available-for-sale securities	7	—
Purchase of trade name	—	(44)
Acquisitions, net of cash acquired	—	(41,526)

Net cash used for investing activities	(11,371)	(57,241)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	—	140
Repurchase of share-based awards to satisfy tax withholdings	(921)	(2,076)
Proceeds from stock option exercises	212	415
Net (decrease) increase in deposits	(118,164)	66,650
Net increase in borrowed federal funds	40,300	23,305
Net change in revolving line-of-credit facility	(4,900)	12,800
Loan origination fees paid for revolving line-of-credit facility	—	(1,556)
Purchase of shares of treasury stock	(6,268)	(31,391)

Net cash (used for) provided by financing activities	(89,741)	68,287

Effect of exchange rate changes on cash and cash equivalents	50	(23)

Net change in cash and cash equivalents	(167,213)	15,390
Cash and cash equivalents, beginning of period	183,117	43,019

Cash and cash equivalents, end of period	$15,904	$58,409

Supplemental cash flow information
Interest paid	$24,978	$34,890
Income taxes paid	$6,075	$22,222

Exhibit 1 Wright Express Corporation Reconciliation of Adjusted Net Income to GAAP Net Income Third Quarter 2009 (in thousands) (unaudited)

	Three months ended September 30, 2009	Three months ended September 30, 2008

Adjusted net income	$24,898	$21,786
Unrealized gains (losses) on fuel price derivatives	(100)	82,372
Amortization of acquired intangible assets	(1,264)	(1,313)
Tax impact	(171)	(30,501)
GAAP net income	$23,363	$72,344

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments, and excludes the amortization of purchased intangibles. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles has no impact on the day-to-day operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 Wright Express Corporation Selected Non-Financial Metrics

	Q3 2009	Q2 2009	Q1 2009	Q4 2008	Q3 2008
Fleet Payment Processing Revenue:
Payment processing transactions (000s)	53,036	51,579	49,297	51,509	55,519
Gallons per payment processing transaction	20.4	20.4	20.3	20.3	20.1
Payment processing gallons of fuel (000s)	1,080,678	1,050,835	1,003,189	1,047,627	1,115,908
Average fuel price	$2.58	2.33	2.00	2.59	4.02
Payment processing $ of fuel (000s)	$2,784,619	2,443,482	2,010,123	2,713,812	4,488,293
Net payment processing rate	1.80%	1.85%	1.94%	1.86%	1.71%
Fleet payment processing revenue (000s)	$50,211	45,205	38,988	50,407	76,802

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000s)	$875,752	771,469	649,048	585,967	670,137
Net interchange rate	1.10%	1.11%	0.93%	0.99%	1.03%
MasterCard payment processing revenue (000s)	$9,660	8,589	6,004	5,830	6,883

Definitions:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the average percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard-branded product.

Net interchange rate represents the average percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

CONTACT:
News media contact:
Wright Express
Jessica Roy, 207-523-6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Wright Express
Steve Elder, 207-523-7769
Steve_Elder@wrightexpress.com